Exhibit 10.19

CASTLE CREEK FINANCIAL

August 30, 2004

Edward B. Cordes

Chairman of the Audit Committee

Centennial Bank Holdings, Inc.

4650 Royal Vista Circle

Fort Collins, CO 80528

Dear Edward:

This letter will confirm that Centennial Bank Holdings, Inc., (“Centennial”) has engaged Castle Creek Financial LLC (“Castle Creek”) as the exclusive financial advisor to Centennial and any entities it may form, acquire or invest in (collectively, the “Company”) in connection with the Company’s efforts to (a) acquire or invest in other financial institutions, excepting therefrom the opening or purchase of individual bank branches in the ordinary course of business; (b) effect a sale of the Company or a material amount of its assets; or (c) pursue a financing or recapitalization transaction (collectively, the “Transaction”).

1.	In connection with a proposed Transaction, at the request of the Company, Castle Creek will provide such services as the Company shall reasonably request including: (i) assisting the Company in the structuring of the financial aspects of a Transaction; (ii) identifying alternative potential parties and contacting such parties as the Company may designate, (iii) assist the Company in negotiating the terms of a Transaction with such parties; (iv) assisting the Company in communicating the strategic implications of the Transaction to the investment community; and (v) advising the Company in connection with its efforts to raise any additional capital that may be required to facilitate the Transaction.

2.

In connection with a proposed Transaction, you will furnish Castle Creek with such material regarding the business and financial condition of the Company as we reasonably request, all of which will be accurate and complete in all material respects at the time furnished. The Company will also use its best efforts to assure that its personnel, consultants, experts, attorneys and accountants are made available to Castle Creek upon Castle Creek’s reasonable request in connection with services provided or to be provided by Castle Creek. During the term of this agreement, the Company shall promptly notify Castle Creek of (i) any material changes in the business or financial condition of the Company from the information provided to Castle Creek, and (ii) any material events or developments relating to the financial condition or business operations or prospects of the Company and promptly make available for Castle Creek’s review copies of all filings made

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

Centennial Bank Holdings, Inc.	August 30, 2004

by the Company with any regulatory agency and copies of all press releases issued by the Company. We are relying, without independent verification, on the accuracy and completeness of all information furnished to us by the Company or any other party or potential party to any Transaction. Castle Creek agrees that all requests for information from the Company will be directed only to the President or Chairman of the Board of the Company or such other persons as the President and Chairman shall specifically designate and that it will not treat information obtained from any other person or source as having been provided by the Company. In addition, Castle Creek agrees to keep any such non-public information confidential so long as it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory agency or body, and Castle Creek will not make any use thereof, except in connection with our services hereunder for the Company. Any advice rendered by Castle Creek pursuant to this letter shall not be disclosed in any manner without Castle Creek’s prior written approval and will be treated by the Company and Castle Creek as confidential, unless disclosure is required by law.

3.	In consideration of the services to be provided hereunder, the Company agrees to pay to Castle Creek the following cash fees:

(A)	$9,000 at the beginning of each fiscal quarter beginning September 1st 2004.

(B)	In the event that a sale of the Company is completed, an amount equal to one and one half percent (1.5%) of the Transaction Value (as defined below) for the Transaction, net the cost of a “fairness opinion” if such opinion is deemed, necessary,

(C)	In the event that an acquisition of or investment in another financial institution is completed by the Company, an amount based upon the following schedule will be owed to Castle Creek upon the consummation of the acquisition based upon the Transaction Value for the Transaction, net the cost of a “fairness opinion if such opinion is deemed necessary:

		Deal Value
		($ in millions)		Fees

(1)	If	$0 < $20	then	1.0%

(2)	If	$20>	then	$200,000, plus 0.75% of amount in excess of $20 million.

(D)	In the event of a financing or recapitalization, the fees will be determined in accordance with paragraph 8 below.

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

Centennial Bank Holdings, Inc.	August 30, 2004

(E)	Fees payable pursuant to paragraphs 3 (B), (C) and (D) shall be paid upon and only upon the closing of the Transaction.

For purposes of this agreement, “Transaction Value” means the sum of (i) with respect to each class of capital stock of the Company in the event of a sale of the Company or of the financial institution which is acquired by the Company or in which the Company invests, the product of (a) the highest consideration paid or payable for a share of such class of capital stock determined as described in the following paragraph and (b) the sum of (1) the total number of shares of such class of capital stock of the Company or such financial institution plus (2) the number of shares of such class issuable upon .exercise of options, warrants or other rights, or conversion or exchange of securities to the extent that such options are then exercisable; (ii) the aggregate liquidation value of any preferred stock or other preferential interests redeemed or remaining outstanding; (iii) the fair market value of any assets of any of the shareholders of the Company or such financial institution that are purchased; and (iv) the consideration paid or payable for the assets of the Company or the assets of another financial institution, as the case may be.

The determination of the “consideration paid or payable for a share of such class of capital stock” in connection with the Transaction shall include cash, securities (valued in accordance with the following paragraph), or other assets or consideration paid or payable by the purchaser or any of its affiliates, as the case may be, determined without regard to any allocations between the Company or its affiliates in the event of a sale of the Company or between the financial institution or its affiliates in the event such financial institution is acquired by the Company or the Company invests in such financial institution, including but not limited to (i) assets (net of debt or payables) of the Company or such financial institution retained by the Company or such financial institution or their respective stockholders and affiliates, as the case may be, (ii) any deferred installments of the purchase price, (iii) any portion of the purchase price held in escrow subsequent to closing which is payable pursuant to the terms of the escrow arrangement, irrespective of whether such amounts are in fact paid, (iv) any extraordinary compensation paid directly or indirectly by the purchaser to principals, management or employees of the Company or affiliates of the Company in connection with or in anticipation of the Transaction or by the Company to principals, management or employees of a financial institution acquired by the Company or in which the Company invests, including but not limited to cash payments, stock or option grants, consulting arrangements and non-competition arrangements, (v) any payments to the Company or the financial institution and their respective affiliates for non-competition agreements, (vi) any payments pursuant to earn-outs, royalties or other similar arrangements, (vii) any payments payable after closing upon the occurrence of certain contingencies or conditions or the satisfaction of certain earnings, sales levels or other performance objectives which are agreed to on or before the closing, irrespective of whether such amounts are in fact paid, (vii) the amount of any extraordinary dividends or other extraordinary payments or distributions to stockholders of the Company or the financial institution in connection with or in anticipation of the Transaction, and (iv) consideration paid by the purchaser or its affiliates as a deposit, reimbursement of expenses, liquidated damages, walk-away fee or other arrangement.

In the event that all or any portion of the Transaction Value for a Transaction is paid in stock or other securities, deferred installments or other non-cash consideration, the amount of the fee payable

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

Centennial Bank Holdings, Inc.	August 30, 2004

with respect to such items shall be determined on the basis of the fair market cash equivalent value of such non-cash consideration as of the day preceding the closing date of the Transaction as reasonably determined by Castle Creek and the Company, provided that the value of securities (received as consideration) which have an existing public trading market shall be determined by the average closing sale (trade) price for such securities during the five trading days immediately preceding the closing date.

Any portion of the fee which is payable with respect to any earn-out, royalty or similar arrangement where the amount payable is not a certain amount, shall be calculated and paid at the closing based upon the estimated net present value thereof as reasonably determined by Castle Creek and the Company.

If a Transaction takes the form of a purchase of assets and an assumption of liabilities, then the “Transaction Value” of the Company or the financial institution shall be deemed to include the amount of cash, securities, or other consideration paid to the Company or the financial institution and their respective shareholders, and affiliates, as the case may be, in respect of the assets, plus the aggregate face amount of all liabilities, including accounts payable, accruals, and income taxes payable of the Company, or the financial institution, assumed by the purchaser and its affiliates or the Company, as the case may be.

If a Transaction involves the acquisition of less than all of the Company’s outstanding equity securities, then the fee payable pursuant to Section 3(B) shall nonetheless be calculated as though all such equity securities had been so acquired by the purchaser.

4.	Regardless of whether a Transaction is completed, the Company will reimburse Castle Creek, upon its demand, for all reasonable out-of-pocket expenses (including travel expenses and fees and disbursements of counsel retained by Castle Creek in connection with this engagement). In addition to professional fees, our billing statements include reimbursable expenses normally incurred in the conduct of the work. The reimbursable expenses will include a flat ten percent of Castle Creek’s monthly costs for data services, telephone, fax, postage and general office expenses which will be categorized on our statement as indirect expenses, but excluding any allocation for employee costs or debt service costs.

5.	The Company agrees to indemnify and hold Castle Creek harmless in accordance with the terms and conditions of Appendix A attached hereto and made a part hereof as though fully set forth in this agreement. No termination or modification hereof, or completion of Castle Creek’s engagement hereunder, shall limit or affect such indemnification.

6.

Castle Creek’s services hereunder may be terminated by the Company or Castle Creek at any time upon 30 days written notice, provided that Castle Creek shall be entitled to any fees payable pursuant to Section 3 and Section 8 hereof in the event that the Company completes a Transaction (i) on which Castle Creek provided advice or participated in discussions with any of the investors in such Transaction or (ii) with any of the parties as to

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

Centennial Bank Holdings, Inc.	August 30, 2004

which Castle Creek advised the Company or with whom the Company engaged in discussions regarding a possible Transaction prior to the termination of this letter agreement, providing that such Transaction is completed within two years following the termination of this letter agreement. In addition, Castle Creek shall remain entitled to the reimbursement of fees and expenses under the terms and conditions described in Section 4 hereof, to the extent the same have been incurred on or prior to the date of such termination and to the quarterly retainer fee under Section 3(A) to the extent payable prior to the termination date. Furthermore, the provisions of this Section 6, and Sections 2, 5 (including Appendix A), 8, 10, 13, 14, and 15 shall survive any termination of this agreement.

7.	In order to coordinate our efforts with respect to any Transaction, during the period of our engagement hereunder neither the Company nor any representative thereof (other than Castle Creek) will initiate discussions regarding a Transaction except through Castle Creek, unless the Company reasonable believes that the involvement of Castle Creek is premature. If the Company or its management receives an inquiry regarding a Transaction, they will promptly advise Castle Creek of such inquiry in order that we can evaluate such prospective party and its interest and assist the Company in any resulting negotiations.

8.	It is understood and agreed that if the Company decides to pursue a financing or recapitalization Transaction for which Castle Creek is to provide any of the financial advisory services described above in Section 1 hereof, the Company and Castle Creek shall negotiate in good faith acceptable compensation for Castle Creek in consideration of such services, which compensation will take into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar situations. The compensation owed to Castle Creek in accordance with the fee structure agreed upon by the Company and Castle Creek in respect of a financing or recapitalization Transaction shall be paid to Castle Creek in cash upon the consummation of any such Transaction. It is understood that no separate fee will be owed to Castle Creek in consideration of services in connection with a financing or recapitalization Transaction if such Transaction is undertaken in connection with a Transaction described in Section 3(C) above.

9.	Except as expressly provided herein, no fee paid or payable to Castle Creek or any of its affiliates shall be used as an offset or credit against any other fee paid or payable to Castle Creek or any of its affiliates.

10.

This agreement, including the indemnity in Appendix A, embodies the sole terms of the agreement between the Company and Castle Creek with respect to the subject matter hereof and supersedes all previous agreements, whether oral or written, between the Company and Castle Creek with respect to the subject matter hereof. This letter agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement or any transaction or

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

Centennial Bank Holdings, Inc.	August 30, 2004

conduct in connection herewith, is waived. Any claim or dispute arising out of this agreement or the alleged breach thereof shall be submitted by the parties to binding and nonappealable arbitration by the American Arbitration Association (“AAA”) in San Diego, California, under the commercial rules then in effect for the AAA, except as provided herein. The AAA shall recommend three arbitrators who are knowledgeable in the field of investment banking. The parties shall agree upon one of the three arbitrators or, if no arbitrator is mutually agreed upon, the AAA shall appoint one of the three arbitrators within 30 days of such failure. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys’ fees and fees of experts and other witnesses, but shall not include punitive damages against either party. Each party shall have the right to request the arbitrator to order reasonable and limited discovery. Notwithstanding this provision, appropriate injunctive relief may be sought by either party.

11.	This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall continue one and the same instrument.

12.	The obligations of the Company hereunder shall be the joint and several obligations of the entities comprising the term Company.

13.	The Company expressly acknowledges that Castle Creek has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of Castle Creek is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against Castle Creek, Castle Creek’s affiliates or their respective directors, officers, agents and employees. Any advice provided to the Company by Castle Creek pursuant to this agreement is solely for the information and assistance of the Board of Directors of the Company. Such advice shall be treated as confidential information, shall not be disclosed publicly in any manner without Castle Creek’s prior written approval unless required by law and shall not be relied upon by the Company’s shareholders or any third party. Any reference to Castle Creek or to any affiliate of Castle Creek in any release or communication to any party outside the Company is subject to Castle Creek’s prior written approval which approval shall not be unreasonably withheld or delayed. If this agreement is terminated prior to any release or communication, no reference shall be made to Castle Creek without Castle Creek’s prior written approval.

14.	Castle Creek represents that it has the necessary expertise to provide the services contemplated by this agreement and that the compensation provided for herein is fair and reasonable and comparable to the compensation which would be charged by an independent provider of such services with the same type, level and quality of expertise; The Company acknowledges that the services contemplated herein will meet legitimate needs of the Company and that it is in the best interests of the Company to obtain such services.

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

Centennial Bank Holdings, Inc.	August 30, 2004

15.	After closing of a Transaction, Castle Creek shall have the right to place advertisements in financial and other newspapers and other newspapers and journals at its own expense describing its services to the Company under this agreement, provided that Castle Creek shall have submitted a copy of any such proposed advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicates of this agreement and the related indemnification agreement which shall thereupon constitute binding agreements.

Very truly yours,

Castle Creek Financial LLC

/s/ JOHN M. EGGEMEYER
John M. Eggemeyer
President

Accepted and agreed:
9/8/04
on its behalf and on behalf of the Company, as defined above

By:	/s/ PAUL TAYLOR
Name:	Paul Taylor
Title:	EVP & CFO
Date:	9/8/04

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

APPENDIX A

This Appendix A is a part of and is incorporated into that certain letter agreement dated August 30, 2004, between Centennial Bank Holdings, Inc., (the “Company”) and Castle Creek Financial LLC. (“Castle Creek”) (the letter agreement and this Appendix A are referred to herein as the “Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in such letter agreement.

The Company agrees to indemnify and hold harmless Castle Creek, any affiliates and the respective officers, directors, partners, representatives and agents and any other persons controlling Castle Creek or any of its affiliates (Castle Creek and each such other person or entity each being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against all claims, liabilities, losses, damages, and expenses, (including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, and the per diem costs and expenses of personnel of, the Indemnified Person, whether or not arising out of pending litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding) directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Company, its affiliates, employees, directors, partners, representatives or agents in connection with any Transaction or activities contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii), the Company shall not be responsible for any claim, liability, loss, damage, or expense arising primarily out of or based primarily upon the willful misconduct or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of a material fact contained in any information provided to Castle Creek by the Company under the Agreement or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use by the Company). If multiple claims are brought against an Indemnified Person in an arbitration with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent that the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

If the indemnification provided for herein is unavailable to an Indemnified Person in respect of any claims, liabilities, losses, damages or expenses, then the Company, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311

CASTLE CREEK FINANCIAL

Indemnified Person on the other, as well as any other relevant equitable considerations. It is further agreed that the relative benefits to the Company on the one hand and Castle Creek on the other hand with respect to the services rendered under this Agreement shall be deemed to be in the same proportion as (i) the aggregate Transaction Value bears to (ii) the fees actually paid to Castle Creek with respect to the services provided pursuant to this Agreement in connection with the Transaction. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Agreement and the engagement of Castle Creek hereunder, except for such claims, liabilities, losses, damages, or expenses incurred by the Company to the extent they are appropriately judicially determined (without possibility of appeal or review) to have resulted primarily from such Indemnified Person’s willful misconduct or gross negligence, and the Company agrees that in no event shall the Indemnified Persons be required to contribute an amount in the aggregate greater than the fees actually received by Castle Creek for its services performed under this Agreement.

If any action or other proceeding or investigation is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Company shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company, provided, that in no event shall the Company be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group or related legal actions. The Company shall be liable as provided herein for any settlement of any claim against Castle Creek or any Indemnified Person made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company agrees that it will not, without the prior written consent of Castle Creek, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by Castle Creek’s engagement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Castle Creek and each other Indemnified Person from all liability arising or that may arise out of such claim, action, or proceeding.

The indemnity and contribution obligations of the Company set forth herein shall be in addition to any liability or obligation the Company may otherwise have to any Indemnified Person. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim which is subject to this Agreement is brought against Castle Creek or any other Indemnified Person.

It is understood that, in addition to Castle Creek’s engagement pursuant to this Agreement, Castle Creek may also be engaged to act for the Company in one or more additional capacities, and that the terms of such additional engagements may be embodied in one or more separate written agreements. The provisions of this Appendix A shall apply to any such separate agreements any modification so this Agreement, and any modifications of such separate agreements, and the provisions of this Appendix A shall remain in full force and effect following the completion expiration or termination of this Agreement or such additional agreements or modifications of any of the foregoing.

P.O. Box 1329	6051 El Tordo	Rancho Santa Fe, CA 92067	Tel: (858) 756-8310	Fax: (858) 756-8311